             SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C.




                          FORM 8-K

                       CURRENT REPORT




           Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported)
                      December 30, 1998



                       EEX CORPORATION
   (Exact name of Registrant as specified in its charter)


    Texas                 1-12905            75-2421863
(State or other         (Commission       (I.R.S. Employer
jurisdiction of         File Number)      Identification No.)
incorporation)



2500 CityWest Boulevard, Suite 1400, Houston, Texas    77042
(Address of principal executive offices)          (Zip Code)



Registrant's telephone number, including Area Code  (713)243-3100

ITEM 5.   Other Events

Set forth below in its entirety is a News Release issued by EEX Corporation on December 30, 1998:


                EEX ADDS TO SHELF PRODUCTION

              AND UPDATES DEEPWATER ACTIVITIES

      HOUSTON, TEXAS (December 30, 1998) -- EEX Corporation (NYSE: EEX) has completed production tie-in operations on two exploration discoveries drilled on the Continental Shelf in the Gulf of Mexico. The West Cameron Block 204 No. 1 well is currently producing 23 million cubic feet (MMcf) gross of natural gas and 90 barrels of condensate per day, with a flowing tubing pressure of 1,800 psi. Following the installation of compression equipment, the well is expected
to  reach flow rates in excess of 30 MMcf per day.   EEX  is
operator of the well with a 60% working interest and Petrobras America Inc. holds the remaining 40% interest. On South Timbalier Block 217, the No. 1 well is currently producing approximately 16 MMcf a day with a flowing tubing pressure of 3,700 psi on a 32/64 inch choke. EEX has a 50% interest in this well and Agip Petroleum, the operator, holds the remaining interest. A successful development well on Block 217 has reached total depth and is anticipated to begin producing in January.
     "In both cases, the West Cameron and South Timbalier wells went from wildcat discovery without infrastructure in
place to producing platforms in a short period of time.   In
the  case  of  West  Cameron  204,  it  went  from  spud  to production in just over 90 days," said Tom Hamilton, Chairman and President, Chief Executive Officer. "This fast-track approach demonstrates a high degree of integration and coordination from all disciplines on the shelf team and contributes to our efforts to improve the economic return on invested capital," Hamilton added.
     Elsewhere, EEX has completed drilling on one well and is nearing total depth on another in the deepwater Gulf of
Mexico.   At  the Gamera Prospect, located in a  four  block
unit in Atwater Valley (Blocks 118, 119, 162, 163), the non-
operated   well  drilled  to  a  total  vertical  depth   of
approximately  16,000  feet.   The  well  was   subsequently
plugged  and abandoned.  EEX had a carried 12.5% net working
interest  and  therefore  will  incur  no  dry  hole   costs
associated with Gamera.
                           (more)

     At the Elvis prospect on Mississippi Canyon Block 580, the well has been drilled to a depth of approximately 19,600 feet and is preparing for logging and evaluation operations. EEX has a carried net working interest of 23% in the Elvis prospect. Once drilling operations are concluded, the semi-submersible drilling rig will relocate to begin drilling a 20,000 foot well on EEX's George Prospect in Mississippi Canyon Block 442, adjacent to the Company's existing production facilities on Block 441.
     Meanwhile, EEX continues to evaluate the reserve potential of its Llano discovery on Garden Banks Block 386. The first appraisal well at Llano is currently drilling and is expected to reach total depth in early spring of next year.
     "We are still in the early stages of our deepwater exploration program with one success to date and a large number of prospects remaining," Hamilton commented. "What we have learned through drilling thus far is consistent with our deepwater geologic model. Internally generated cash flow along with the funds remaining from the trade we made with Enterprise Oil last year and the recently announced financing transaction with Warburg, Pincus Equity Partners will enable EEX to keep the exploration and development programs on course and moving ahead," Hamilton added.
     EEX Corporation is an oil and natural gas exploration and production company with activities currently focused in Texas, the Gulf of Mexico and Indonesia.

                             ###


This report includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Although EEX believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political developments in foreign countries, federal and state regulatory developments, the timing and extent of changes in commodity prices, the timing and extent of success in discovering, developing and producing or acquiring oil and gas reserves, and conditions of the capital and equity markets during the periods covered by the forward-looking statements. EEX's periodic reports filed with the Securities and Exchange Commission include a discussion of important factors that could cause actual results to differ materially from those indicated in forward-looking statements.


  For additional information, call 1-888-EEX-NEWS, or visit
              our Website at http://www.eex.com

                          SIGNATURE

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     EEX Corporation

                                 By: /s/ B. A. Brown
                                      -------------------
                                       B. A. Brown
                                       Vice President,
                                       Financial Relations



Date:     January 4, 1999